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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion and incorporation by reference in the Registration Statement of Engelhard Corporation and Subsidiaries on Form S-3 of our report dated February 4, 1999 (except for Note 20, as to which the date is March 2, 1999), on our audits of the consolidated financial statements of Engelhard Corporation and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in Engelhard Corporation and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."

PricewaterhouseCoopers LLP

New York, New York

May 13, 1999